CHEMBIO TO PRESENT AT LD MICRO V: MAIN EVENT CONFERENCE

MEDFORD, N.Y. (December 4, 2012) – Chembio Diagnostics, Inc. (NASDAQ: CEMI), a leader in point-of-care (“POC”) diagnostic tests, today announced that Lawrence Siebert, Chief Executive Officer of Chembio,  will present a corporate overview at the LD Micro V: Main Event Conference on December 6, 2012 at 7:30 a.m. Pacific time (10:30 a.m. Eastern time). The conference will be held in Los Angeles on December 5-6, 2012 at the Luxe Hotel Sunset Boulevard.

The presentation will be webcast live at http://wsw.com/webcast/ldmicro3/cemi/ and on the Investor Relations section of the Company’s website at www.chembio.com, where it also will be archived for 90 days.  For more information about the conference please visit http://www.ldmicro.com.

About Chembio Diagnostics
Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $10 billion point-of-care testing market. Chembio’s two U.S. Food and Drug Administration (FDA), Pre-Market Approved, CLIA-waived, rapid HIV tests are marketed in the U.S. by Alere, Inc. (formerly, Inverness Medical Innovations, Inc.). Chembio markets its HIV STAT-PAK® line of rapid HIV tests internationally to government and donor-funded programs directly and through distributors.  Chembio has developed a patented point-of-care test platform technology, the Dual Path Platform (DPP®) technology, which has significant advantages over lateral-flow technologies.  This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products based on DPP®. Headquartered in Medford, NY, with approximately 170 employees, Chembio is licensed by the FDA as well as the U. S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13.485.  For additional information, please visit the Company’s website at www.chembio.com.

Forward-Looking Statements
Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended.  Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management.  Such statements, which are estimates only, reflect management's current views, are based on certain assumptions, and involve risks and uncertainties.  Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing and to obtain regulatory approvals in a timely manner, as well as the demand for Chembio's products.  Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events.  Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contacts:
Chembio Diagnostics
Susan Norcott
(631) 924-1135, ext. 125
snorcott@chembio.com

LHA
Anne Marie Fields
(212) 838-3777
AFields@lhai.com
@LHA_IR_PR
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